Exhibit 99.1

[LOGO]
Gentiva
HEALTH SERVICES
--------------------------------------------------------------------------------

Press Release

Financial and Investor Contact:
         John R. Potapchuk
         631-501-7035
         john.potapchuk@gentiva.com

Media Contact:
         David Fluhrer
         631-501-7102
         516-857-7231
         david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

                  Gentiva(R) Reports First Quarter 2005 Results

Melville, N.Y., May 4, 2005 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's largest provider of comprehensive home health services, today reported net income of $4.1 million, or $0.17 per diluted share, for the first quarter ended April 3, 2005, compared to $9.2 million, or $0.34 per diluted share, for the corresponding period of 2004.

      Results for the fiscal 2004 first quarter included special items related to Medicare, which contributed $8.0 million to net revenues and approximately $0.18 per diluted share. Excluding the impact of the special items, Net Income - As Adjusted for the first quarter of 2004 was $4.3 million, or $0.16 per diluted share. See the supplemental information for a reconciliation between "Net Income
- As Reported" and "Net Income - As Adjusted."

      First quarter 2005 net revenues were $207.1 million versus $213.9 million in the comparable period of 2004, including the special items. Net of the special items, first quarter 2004 net revenues were $205.9 million.

      Medicare revenues -- net of special items -- rose 13.1% from the prior year, representing Gentiva's seventh consecutive quarter of double-digit Medicare growth. The increase was primarily driven by growth in admissions, including admissions to specialty programs.

      Medicaid and Local Government revenues declined 6.4% for the first quarter of 2005 as the Company continued to pursue its strategy of limiting participation in certain low-margin Medicaid and state and county programs, while increasing skilled visits in selected state programs.

      Commercial Insurance and Other revenues for the first quarter of 2005 were $108.7 million, down 3.1% from the $112.1 million reported in the same period a year earlier. Revenues derived from CIGNA HealthCare


             3 Huntington Quadrangle, 200S, Melville, NY 11747-4627
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declined 12.0% due primarily to lower than anticipated revenues from capitated plans. Excluding the CIGNA business, Commercial Insurance and Other revenues for the first quarter rose 9.1%, driven by CareCentrix' services to TriWest Healthcare Alliance and other managed care customers.

      Gentiva also announced today that, beginning with the first quarter of 2005, the Company will report on two business segments: Home Healthcare Services and CareCentrix(R). The Home Healthcare Services segment comprises financial results generated by direct home nursing and therapy services, including specialty programs, Gentiva Rehab Without Walls(R) and Gentiva Consulting. The CareCentrix segment comprises results from Gentiva's ancillary care benefit management and coordination of integrated homecare services for managed care organizations and health benefit plans.

      As a result of this change, the Company has included 2004 segment reporting beginning with the first quarter, so that appropriate comparisons can be made with the corresponding periods of fiscal 2005. Following are first quarter 2005 and 2004 results for the two new segments:

      Home Healthcare Services - Segment net revenues for the first quarter of 2005 were $133.1 million, a 3.0% decrease from the $137.2 million reported in the same period a year earlier, which included $8.0 million of special items related to Medicare. Net of the special items, first quarter 2005 segment net revenues rose 3.0% over the prior year period. Operating contribution for the first quarter of 2005 was $11.6 million as compared to $21.3 million in the same quarter of 2004. Excluding special items, operating contribution decreased 12.4% from the $13.3 million reported for the same period of 2004. The decline was due primarily to investments in recruiting and training more than 140 new, full-time field clinicians required to meet growing capacity requirements, and in certain markets, lower than anticipated revenue per Medicare admission.

      CareCentrix - Segment net revenues for the first quarter of 2005 were $78.9 million, a 3.9% decline from the $82.1 million reported in the same period a year earlier. Operating contribution for the first quarter of 2005 was $6.8 million, up 6.7% from the $6.4 million reported in same period a year earlier. The increase was due to efficiencies from the 2004 reconfiguration of the CareCentrix home medical equipment provider network and the impact of new business, offset by lower revenues from CIGNA.

      During the first quarter of 2005, Gentiva repurchased 472,500 shares of its common stock at an aggregate cost of $7.6 million. On April 14, 2005, the Company announced that its Board of Directors had authorized a new share repurchase program of up to 1.5 million shares. As of April 3, 2005, Gentiva reported cash items and short-term investments of $103.6 million versus $113.0 million as of January 2, 2005, the end of fiscal 2004.

      "The fundamentals of our business remain strong, and we experienced strong referrals and double-digit increases in Medicare admissions and revenues," Gentiva Chairman and CEO Ron Malone said. "We are continuing to invest in our business while we are also evaluating the investments of prior quarters and adjusting resources as needed to improve our performance. We are keenly focused on executing plans to increase revenues, control costs and deliver on our commitments."
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                                       3


      Gentiva's May 1, 2005 acquisition of the home health operations of Heritage Home Care Services, Inc., Utah's leading home healthcare provider, is expected to increase Gentiva's annualized revenues by more than $20 million, and will be accretive to the Company's fiscal 2005 results.

      The Securities and Exchange Commission recently announced a postponement in the effective period for adopting the provisions of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment, from quarterly periods to annual periods beginning on or after June 15, 2005. As a result, Gentiva has elected to implement this accounting rule in fiscal 2006 rather than the second half of 2005, which would have resulted in an expense of $0.06 to $0.08 per diluted share.

      Gentiva has updated its 2005 financial outlook due to the following factors: the delay in the implementation of accounting rules on equity-based compensation until fiscal 2006; the acquisition of Heritage Home Care Services, Inc.; a conservative view toward revenues from the CIGNA relationship based on first quarter experience; and the Company's decision to make investments in the improvement of clinical capacity and branch operations.

      As a result, the 2005 outlook for net income has been changed to an expected range of $0.75 to $0.83 per diluted share compared to the previous outlook of $0.72 to $0.80 per diluted share, on average shares outstanding of approximately 25 million. The net revenue outlook remains unchanged in a range between $870 million and $890 million.

Non-GAAP Financial Measures

The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its first quarter 2005 results during its conference call and live web cast to be held Thursday, May 5, 2005, at 10:00 a.m. Eastern Time. To participate in the call from the United States or Canada, dial: (612) 332-0634. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. To hear the web cast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call will be available on the site within 24 hours after the call.

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About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 350 direct service delivery units within approximately 250 locations in 35 states, and through CareCentrix(R), which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,000 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; social work; nutrition; disease management education; and help with daily living activities, as well as other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.

                            (Tables and notes follow)

     (in 000's, except per share data)                         1st Quarter
                                                            -----------------
                                                            2005         2004
                                                            ----         ----
Statements of Income
     Net revenues                                        $ 207,107    $ 213,905
     Cost of services sold                                 127,229      130,643
                                                         ----------------------
     Gross profit                                           79,878       83,262
     Selling, general and administrative expenses          (71,759)     (66,369)
     Depreciation and amortization                          (1,736)      (1,845)
                                                         ----------------------
     Operating income                                        6,383       15,048
     Interest income, net                                      463           82
                                                         ----------------------
     Income before income taxes                              6,846       15,130
     Income tax expense                                     (2,721)      (5,900)
                                                         ----------------------
     Net income                                          $   4,125    $   9,230
                                                         ======================

Earnings per Share
   Net income:
     Basic                                               $    0.18    $    0.36
                                                         ======================
     Diluted                                             $    0.17    $    0.34
                                                         ======================

   Average shares outstanding:
     Basic                                                  23,445       25,542
                                                         ======================
     Diluted                                                24,892       27,084
                                                         ======================
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Condensed Balance Sheets                                   Apr 3,      Jan 2,
   ASSETS                                                   2005        2005
                                                         ----------------------
     Cash, cash equivalents and restricted cash          $  78,572    $  31,924
     Short-term investments                                 25,000       81,100
     Net receivables                                       137,045      132,002
     Deferred tax assets                                    23,329       23,861
     Prepaid expenses and other current assets               7,946        6,057
                                                         ----------------------
          Total current assets                             271,892      274,944

     Fixed assets                                           19,182       19,687
     Deferred tax assets, net                               20,545       21,233
     Other assets                                           16,520       16,234
                                                         ----------------------
         Total assets                                    $ 328,139    $ 332,098
                                                         ======================

   LIABILITIES AND SHAREHOLDERS' EQUITY
     Accounts payable                                    $  23,385    $  25,896
     Payroll and related taxes                              16,521        9,356
     Medicare liabilities                                    8,589        9,949
     Cost of claims incurred but not reported               25,512       27,361
     Obligations under insurance programs                   34,229       34,660
     Other accrued expenses                                 28,358       31,117
                                                         ----------------------
          Total current liabilities                        136,594      138,339

     Other liabilities                                      21,977       21,819
     Shareholders' equity                                  169,568      171,940
                                                         ----------------------
          Total liabilities and shareholders' equity     $ 328,139    $ 332,098
                                                         ======================

     Common shares outstanding                              23,343       23,722
                                                         ======================

Note: Cash, cash equivalents and restricted cash includes restricted cash of
      $22.0 million at April 3, 2005 and January 2, 2005.
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                                                                1st Quarter
                                                             -----------------
Condensed Statements of Cash Flows                           2005         2004
                                                             ----         ----
   OPERATING ACTIVITIES:
   Net income                                            $   4,125    $   9,230
   Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization                           1,736        1,845
     Provision for doubtful accounts                         1,495        2,047
     Deferred income taxes                                   1,220        5,172
   Changes in assets and liabilities, net of
     acquisitions                                           (8,815)      (8,927)
   Other, net                                                  (61)         (13)
                                                         ----------------------
   Net cash (used in) provided by operating
     activities                                               (300)       9,354
                                                         ----------------------

   INVESTING ACTIVITIES:
   Purchase of fixed assets                                 (1,230)      (3,370)
   Purchases of short-term investments
     available-for-sale                                    (40,400)     (20,000)
   Maturities of short-term investments
     available-for-sale                                     96,500       10,000
                                                         ----------------------
   Net cash provided by (used in) investing
     activities                                             54,870      (13,370)
                                                         ----------------------

   FINANCING ACTIVITIES:
   Proceeds from issuance of common stock                    1,085        1,039
   Changes in book overdrafts                               (1,358)        (825)
   Repurchases of common stock                              (7,582)      (5,830)
   Repayment of capital lease obligations                      (67)         (96)
                                                         ----------------------
   Net cash used in financing activities                    (7,922)      (5,712)
                                                         ----------------------

   Net change in cash, cash equivalents and
     restricted cash                                        46,648       (9,728)
   Cash, cash equivalents and restricted cash
     at beginning of period                                 31,924       97,438
                                                         ----------------------
   Cash, cash equivalents and restricted cash
     at end of period                                    $  78,572    $  87,710
                                                         ======================
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                                                               1st Quarter
                                                             -----------------
                                                             2005         2004
                                                             ----         ----
Supplemental Information
   Net Revenues by Major Payer Source:
     Medicare (1)                                        $  61,762    $  62,601
     Medicaid and local government                          36,644       39,167
     Commercial insurance and other                        108,701      112,137
                                                         ----------------------
          Total net revenues                             $ 207,107    $ 213,905
                                                         ======================

A reconciliation of net income between
As Reported and As Adjusted amounts, and the related diluted earnings per share, follow (2):

     Net income - As Reported                            $   4,125    $   9,230
     Add: income tax expense - As Reported                   2,721        5,900
                                                         ----------------------
     Income before income taxes - As Reported                6,846       15,130
     Less: Medicare cost report settlement (1)                  --       (9,003)
     Add: Revenue adjustment for estimated
       Medicare repayment (1)                                   --        1,000
                                                         ----------------------
     Income before income taxes - As Adjusted                6,846        7,127
     Less: income tax expense - At normalized rate           2,721        2,780
                                                         ----------------------
     Net income - As Adjusted                            $   4,125    $   4,347
                                                         ======================

     Diluted Earnings per Share
     Net income - As Reported                            $    0.17    $    0.34
                                                         ======================
     Net income - As Adjusted                            $    0.17    $    0.16
                                                         ======================

Segment Information
   Net revenues
     Home Healthcare Services                            $ 133,083    $ 137,205
     CareCentrix                                            78,934       82,123
     Intersegment revenues                                  (4,910)      (5,423)
                                                         ----------------------
   Total net revenues                                    $ 207,107    $ 213,905
                                                         ======================

   Operating contribution
     Home Healthcare Services                            $  11,606    $  21,251
     CareCentrix                                             6,842        6,414
                                                         ----------------------
   Total operating contribution                             18,448       27,665
   Corporate expenses                                      (10,329)     (10,772)
   Depreciation and amortization                            (1,736)      (1,845)
   Interest income, net                                        463           82
                                                         ----------------------
   Income before income taxes                            $   6,846    $  15,130
                                                         ======================
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Notes:

1) Medicare revenues for the first quarter of fiscal 2004 included approximately $9.0 million received in settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board ("PRRB") related to the reopening of all of its 1997 cost reports, net of a $1 million estimated repayment to Medicare in connection with services rendered to certain patients since the inception of the Prospective Payment Reimbursement System in October 2000. The Centers for Medicare & Medicaid Services determined that homecare providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within fourteen days immediately preceding admission to home healthcare.

2) Although "Net Income - As Adjusted" is a non-GAAP financial measure, management believes that the presentation of net income as calculated, excluding the PRRB settlement and the estimated Medicare repayment as described in Note 1, is a useful adjunct to "Net Income - As Reported" under GAAP because it measures the Company's performance in a consistent manner between the results for the first quarters of fiscal years 2005 and 2004. Management also believes that the PRRB settlement in the first quarter of fiscal 2004, reduced by the Medicare estimated repayment, should be excluded from "Net Income - As Adjusted" as these items relate to reimbursement activities as described in Note 1. For these reasons, management believes that "Net Income - As Adjusted" is useful to investors. Investors should not view "Net Income - As Adjusted" as an alternative to the GAAP measure of net income.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon Gentiva Health Services, Inc.'s ("the Company") current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K, as amended, for the year ended January 2, 2005.

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